Filed pursuant to Rule 433
Registration No. 333-121363
Relating to prospectus supplement dated March 16, 2006
Final Term Sheet
CAD 400,000,000 5.05% Global Notes due 2025
to be fungible with and form a single issuance with KfW’s
CAD 450,000,000 5.05% Global Notes due 2025 issued on February 4, 2005
Terms:

Issuer:	KfW
Guarantor:	Federal Republic of Germany
Aggregate Principal Amount:	CAD 400,000,000
Denomination:	CAD 1,000
Maturity:	February 4, 2025
Redemption Amount:	100%
Interest Rate:	5.05% per annum, payable in two equal
semi-annual instalments in arrears
Date of Pricing:	March 14, 2006
Closing Date:	March 21, 2006
Interest Payment Dates:	February 4 and August 4 in each year
First Interest Payment Date:	August 4, 2006
Currency of payments:	USD unless holder elects CAD
Price to Public/Issue Price:	103.846%
Underwriting Commissions:	0.40%
Accrued Interest:	In the aggregate amount of CAD 2,490,410.96
from February 4, 2006 until March 21, 2006
Proceeds to KfW:	103.446%
Format:	SEC registered global notes
Listing:	Luxembourg Stock Exchange (regulated market)
Business Day:	For payments in USD: New York and Toronto
For payments in CAD: Toronto
Business Day Convention:	Following, unadjusted
Day Count Fraction:	Actual/Actual Canadian Compound Method
Governing Law /Jurisdiction:	German Law; District Court Frankfurt am Main
Gross-Up:	No gross-up if tax deduction or withholding
is imposed

Cross-Default:	None
Clearing System:	CDS, DTC, CBL, Euroclear
Selling Restrictions:	USA, European Economic Area, UK, Japan,
Canada, Hong Kong
CUSIP:	500769BC7
ISIN:	US500769BC70
Common Code:	021190748
Rating of the Issuer:	AAA by Standard & Poor's Rating Services, Aaa
by Moody's Investor Services Limited and AAA
by Fitch Ratings Limited.[1]

Lead Managers:	Canadian Imperial Bank of Commerce, London Branch
Royal Bank of Canada Europe Limited
Stabilization Manager:	Royal Bank of Canada Europe Limited
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. (KfW’s base prospectus relating to the notes is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000115697306000021/f01146b5e424b5.htm#301). Alternatively, any manager participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-888-886-8296.

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.